AMENDMENT TO LICENSE AND PURCHASE AGREEMENT

         This Amendment is made on June 23, 2000 to the License and Purchase Agreement (the "Agreement") dated April 24, 2000 between Human Pheromone Sciences, Inc. (the "Licensee") and Niche Marketing, Inc. ("Licensee").

         Section 6 ("Additional Payment) of the Agreement is deleted in its entirety.

         Section 9 ("Sales Returns") of the Agreement is amended to read as follows.

         9. Sales Return. Licensor shall be responsible for the initial $355,000 of Product plus 10% of net sales of Mothers Day gift sets (at wholesale prices) physically returned by U.S. Department Store Customers or destroyed in the field with the authorization of current sales management. Licensor shall be responsible for all product returned from all other customers or destroyed in the in the field. Licensor has provided Licensee a list of return authorizations to be issued through the date of close. Any additional return authorizations shall be received by May 31, 2000 or such other date as may be agreed by the Licensor and Licensee. Inventory returned up to the $355,000 and the greater 10% of net sales of Mothers Day gift sets which can be refurbished for future sale will be so refurbished by Licensor and sold to Licensee at Licensor's cost. Licensee will pay Licensor the wholesale value of returns by U.S. Department Store Customers physically accepted by Licensor or authorized as destroyed in the field by Licensee above the initial $355,000 plus 10% of net sales of Mothers Day sets, and such goods will be for the account of the Licensee, without further costs.

                      Licensee   shall  have  the  right  to  authorize   return
               authorizations on Licensor's behalf and to cancel Licensor's previously made return authorizations subject to the provisions of the immediately preceding paragraph. However, such right is conditioned upon Licensee's obligation to report any such actions pertaining to old allowances and all new allowances authorized by Licensee on Licensor's behalf. Allowance reports will be updated and reported to Licensor within ten days of close, and on a thirty-day basis thereafter subject to a Licensor's right of audit pursuant to paragraph 40.

                      Payment due under this section will be made to Licensor by
               Licensee within 30 (thirty) days of receipt of such inventory by Licensee.

         In all other respects, the terms of the Agreement are reaffirmed and ratified.

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"Licensor"                                        "Licensee"

HUMAN PHEROMONE SCIENCES, INC.                    NICHE MARKETING, INC.

By /s/ William P. Horgan                          By /s/ Mark D. Crames
   ---------------------------                       ---------------------------
   William P. Horgan, CEO                            Mark D. Crames, CEO


"Guarantor"

NORTHERN GROUP, INC.

By /s/ Mark D. Crames
   ---------------------------
   Mark D. Crames, CEO